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                                                                  Exhibit 99.7



CONTACT:
Harry W. Wilcox                                    Michelle L. Linn
Senior Vice President and CFO                      Vice President
Cambridge NeuroScience, Inc.                       Feinstein Kean Partners Inc.
(617) 225-0600 ext. 119                            (617) 577-8110

FOR IMMEDIATE RELEASE

             CAMBRIDGE NEUROSCIENCE REPORTS PRELIMINARY ANALYSIS OF CERESTAT(1) PHASE III DATA; POTENTIAL BENEFIT IN STROKE
                          SUB-POPULATION TO BE ASSESSED

                   -- COMPANY RESTRUCTURES TO CONSERVE CASH --

CAMBRIDGE, MASSACHUSETTS, MARCH 9, 1998 -- Cambridge NeuroScience, Inc. (Nasdaq:
CNSI) today updated its shareholders on the status of its lead product candidate, CERESTAT, for stroke and traumatic brain injury ("TBI"), and on the Company's near-term strategic plan. In September 1997, the Company announced the discontinuation of its Phase III trial in TBI because a planned interim analysis of the data showed insufficient evidence of positive clinical impact. In December 1997, the Company announced the discontinuation of its Phase III trial in stroke after an interim analysis of data from more than 620 patients indicated that continuation of the trial was not justified. At that time, the Company announced its plan to further evaluate the data before making any decisions about the future development of CERESTAT.

"Our further analysis has revealed two important initial results," said Elkan R. Gamzu, Ph.D., President and Chief Executive Officer of Cambridge NeuroScience. "First, there were no differences between placebo and CERESTAT on any safety parameter in the TBI trial, which suggests that the drug has an attractive safety profile in this patient population. Moreover, the retrospective stroke trial evaluation had identified a potential therapeutic benefit in a subset of the stroke population which we are continuing to investigate, together with our partner, Boehringer Ingelheim."

Dr. Gamzu noted that the Company's near-term strategy now has three components:

* First, CNSI and its partner Boehringer Ingelheim are expending additional efforts to further evaluate the stroke findings and to determine if additional clinical studies in the stroke indication will be pursued, either together or by CNSI independently. CNSI is continuing to analyze data on the more than 620 patients enrolled, and anticipates that the final analysis will be available in the second quarter of 1998. At that time, decisions about the future development of CERESTAT in both stroke and TBI indications will be made.


(1) - CERESTAT is a registered trademark of Boehringer Ingelheim International GmbH
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                                     -more -

* Second, the Company is continuing to evaluate alternatives for maximizing shareholder value, which may include the sale of some or all of the Company's technology assets.

* Third, the Company plans to conserve cash by immediately reducing headcount from 60 to 30 staff members. Following such a reduction, the retained staff will be comprised of 11 research scientists in the core technology area of ion-channel blockers, including the collaborative work in ophthalmology with Allergan; 5 scientists in the growth factor area; 4 individuals in clinical development and regulatory affairs; 4 individuals in science support and 6 individuals in administration. The one-time charge related to this reduction in staff will be approximately $800,000.

The Company also announced that its Board of Directors had declared on March 9, 1998 a dividend in the amount of $1.00 per share of outstanding Common Stock, payable on April 14, 1998 to shareholders of record on April 2, 1998. Dr. Gamzu said that "while we remain committed to an objective and realistic final analysis of CERESTAT in the near term, our Board of Directors feels it is appropriate to make this extraordinary dividend payment to our shareholders. This dividend is a first step in our program to maximize shareholder value in the short term."

Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the results of the development programs described above, the strategic interests of Cambridge NeuroScience in pursuing these development programs as well as the results of future clinical trials, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval.


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